XFIT Brands, INC. CLOSES $5 MILLION AGREEMENT

with ghs INVESTMENTS

●	New 36 Month Agreement allows XFIT brands to access up to $5 million to fund its continued global expansion

●	GHS Investments provided XFit Brands, Inc unique funding vehicle utilizing equity sales opportunity at the prevailing market rate

LAKE FOREST, CALIFORNIA, August 17, 2016 – XFit Brands, Inc. (OTCQB: XFTB), a global supplier of fitness and MMA equipment sold at retail and fitness outlets worldwide whose brands include Throwdown® and Transformations™, today announced that it has completed an Equity Purchase Agreement with GHS Investments that enables XFit Brands access to up to $5 million in capital over the next 36 month to enable the Company to continue its global expansion.

GHS Investments, LLC, a leading private investment and management group providing financing solutions for high potential small cap enterprises, entered into the agreement with XFit Brands following extensive due diligence, interviews of management, and detailed reviews of the Company’s financials and business plan. The Investment Agreement provides XFit Brands with the option to sell to GHS up to $5,000,000 worth of the Company’s common stock over a thirty-six month period following the effective date of the registration.

Under the terms of the Investment Agreement, XFit Brands has the right to deliver from time to time a put notice to GHS stating the dollar amount of put shares (up to $500,000 under any individual notice) that it intends to sell to GHS at the “at market” price per share according to the terms of the agreement.

Sarfraz Hajee, member of GHS Investments, LLC stated ” Xfit Brands is unique and attractive to us on several levels. XFit brands met our criterion for quality of management, quality of controls, quality of earnings, and quality of business and business potential. We are very confident in the management team’s ability to continue to execute and we are excited to play a key role in the Company’s continued growth.”

Xfit Brands has been taking advantage of the global growth in health and wellness. The underlying industry has been growing at more than 5%, as the trends to healthier lifestyles and away from obesity take hold worldwide. Fitness outlets are rapidly expanding around the world, and XFit Brands is capitalizing on this by being a one-stop-shop supplier to them. Historically gyms focused on stationary equipment like treadmills and weight machines. The trend is towards active cross and group training – and this is the type of functional fitness equipment and programming that XFit Brands provides. As a result, Xfit Brands, Throwdown® in impact sports and accessories and Transformations® in programming and training is at the heart of this movement, and is why the company is growing more than 40% annually.

David Vautrin, Chief Executive Officer of Xfit Brands, and a former senior leader of major multinational companies commented, “We are excited to have such a quality financing partner like GHS Investments to be part of the XFit Brands story. Their investment will enable us to fund our ascension to the leadership position in the industry that we are already on track to achieve. Coupled with our debt partner, PIMCO, we have a great cadre of support, facilitating the Company’s strategy and enabling management to execute its business plans unencumbered.”

About XFit Brands®

XFit Brands, Inc., known for its experiential fitness products is one of the leading suppliers of functional fitness brands, products, and equipment sold at retail and fitness outlets worldwide. The company provides a full portfolio of products and services spanning Mixed Martial Arts and other high and low impact fitness regimes and owns the trademarks Throwdown® trademark registered in 30 countries for its Functional Fitness line and its MMA portfolio, and Transformations® in programming. The company’s portfolio of brands and products are sold in many countries around the world and supply many of the leading Gym and Fitness outlets throughout the United States. The Company’s websites are www.xfitbrands.com and www.throwdown.com.

Safe Harbor Disclosure

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are any statement reflecting management’s current expectations regarding future results of operations, economic performance, financial condition and achievements of XFit, including statements regarding XFit’s expectation to see continued growth. The forward-looking statements are based on the assumption that operating performance and results will continue in line with historical results. Management believes these assumptions to be reasonable but there is no assurance that they will prove to be accurate. Forward-looking statements, specifically those concerning future performance are subject to certain risks and uncertainties, and actual results may differ materially. XFit Brands competes in a rapidly growing and transforming industry, and other factors disclosed in the Company’s filings with the Securities and Exchange Commission may affect the Company’s operations. Unless required by applicable law, XFit undertakes no obligation to update or revise any forward-looking statements.

For investor inquiries please contact:

Scott Cameron

investorRelations@xfitbrands.com

(949) 916-9680

Websites:	www.XFitBrands.com
www.Throwdown.com